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Filed by Ameritrade Holding Corporation Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: Ameritrade Holding Corporation Commission File No.: 000-49992

This filing consists of the transcript of the June 2005 quarter earnings conference call held on July 12, 2005 by Ameritrade Holding Corporation.

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

AMTD - Q3 2005 Ameritrade Holding Corp. Earnings Conference Call

Event Date/Time: Jul. 12. 2005 / 8:30AM ET
Event Duration: N/A

C O R P O R A T E   P A R T I C I P A N T S

Donna Kush
Ameritrade Holding Corp. — IR

Joe Moglia
Ameritrade Holding Corp. — CEO

Randy MacDonald
Ameritrade Holding Corp. — EVP and CFO

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Scott Patrick

Morgan Stanley — Analyst

Howard Chen

Credit Suisse First Boston — Analyst

Richard Herr
Keefe, Bruyette & Woods — Analyst

Rich Repetto
Sandler O’Neill — Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is Michael and I will be your conference facilitator. At this time I would like to welcome everyone to the Ameritrade third-quarter 2005 earnings conference call. All lines have been placed on mute to prevent any background noise. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Donna Kush, Managing Director of Corporate Communications. Ma’am, you may begin your conference.

Donna Kush - Ameritrade Holding Corp. — IR

Good morning everyone and thank you, Michael. By now you should have received a copy of our press release that was faxed or e-mailed to you this morning. If you have not, please call our investor relations department and we will fax or e-mail one to you immediately. Otherwise you can view a copy of our release and slides, listen to the call, and submit any questions to us via our website at amtd.com. Also, if you want to contact us directly after the conference call, please call Investor Relations at 800-237-8692.

Before we begin, I would like to note that this call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Federal Securities Laws; in particular any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or the impact of the proposed TD Waterhouse USA transaction as well as the assumptions on which such expectations are based are forward-looking statements.

These statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those anticipated. Listeners to the call are advised to review the risk factors contained in our most recent annual report on Form 10-K and quarterly report on Form 10-Q for a discussion of risks, uncertainties and assumptions related to forward-looking statements.

In this call, Ameritrade management will discuss some non-GAAP financial measures, specifically, operating margin, EBITDA, expenses excluding advertising and liquid assets. Listeners to the call can find a reconciliation of these financial measures to the most comparable GAAP financial measures and the other required disclosures in the slide presentation during this call which can be found on our website, again, that is at amtd.com.

Please note that this call is intended for investors and analysts and may not be reproduced in the media in whole or in part without the prior consent of Ameritrade.

At this time I’ll turn the call over to Ameritrade CEO, Joe Moglia, who will be followed by Ameritrade’s CFO, Randy MacDonald. Joe?

Joe Moglia - Ameritrade Holding Corp. — CEO

Data, Donna. Good morning, everybody. We are now on track for our third record earnings year in a row. On a year-to-date basis, we are now at $0.58. That is 16% ahead of where we were a year ago and we are annualizing an ROE of 25%. For the June quarter, it is the best in the history of the firm. And I am especially proud of that because of all the things that our associates have had going on over the span of the last few months.

Our net income number is $75 million or $0.18. Our pretax margins are $122 million or 52%. Our operating margins are 144 million or 61% and our trades per day came in for the quarter at about 139,000. That is a 3.8% activity rate. So far for July we’re coming in at around the 125,000.

Last quarter we talked a lot about Ameritrade wanting to keep a close eye on our market share. We are going to continue to do that. We opened up 69,000 new accounts for the quarter at a CPA of $314 per account. Our net new account number was 24,000. Our qualified accounts remain flat at 1.7 million and change and our client assets went up about 4% to about 79 billion, of which around 13 billion or 17% is cash.

Now our answer to our focus on our market share will continue to be how we will ultimately roll out our client segmentation strategy. We’ve talked about this before. It’s different value propositions with different types of clients. It’s different products, services, and prices for different segments of our client base. Also having done the TD Waterhouse opportunity, that will only enhance what we’re trying to do there.

Without being redundant, I want to remind you what takes place with us as far as TD Waterhouse goes. We can now provide or we will be able to provide upon close whatever the individual investor needs; that’s anything from a do-it-yourself online experience to branches and advisers for people who want help managing their own money. We will enhance our position in the after trader (ph) space by adding scale. We’re going to take Amerivest and add back to TD’s products, branch networks, investment centers and bank access for the long-term investor. We immediately become a player in the RIA market and as I said a couple weeks ago on our call, intuitively it is easy to think that that means our margins are going to go down, but we do not expect that to happen.

We established a strategic relationship with Toronto Dominion Bank. That is 150-year-old brand that is going to give us we believe $200 million in revenue opportunities and 378 million in cost synergies. Both of which we expect to deliver on. It puts us in the active gathering business. We believe we will earn an expanded multiple over time, and of course I haven’t met a shareholder yet that isn’t excited about the $6.00 dividend.

Now with that, the focus becomes what are we going to do with regards to our integration? Right now everything that we’re trying to get done is associated with the regulatory filings. Soon we will actually put the integration team together. That team will represent both firms where all decision will be handled internally first and we will make sure we give you regular updates on every one of our calls. As I said on the last call, we are 7 and 0 on our integrations and we’re not going to break that streak.

Now as far as guidance goes before return it over to Randy, we are reaffirming the range for the September quarter at $0.18 to $0.23 but the mix in getting the $0.18 to $0.23 is changing because of some concerns about just activity rates in general over the summer time. We are lowering the activity rate for the quarter to 3 to 4%. That is down from 3.5 to 4.5%. That should be offset though by greater net interest revenues generated from our access. That will round to $0.75 to $0.80 for the year.

That actually gives us 17 to 25% depending on where we come in on the range, earnings growth year-over-year but 53 to 58% growth when you look at that over the span of the last two year period.

So with that, let me turn it over to Randy.

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

Thanks, Joe. As Joe mentioned, we had a record quarter for EPS. We had pretax margins of 52%. That’s the highest among our publicly traded peers, and that maintains our status as an industry leader. EPS this quarter was $0.18 versus $0.15 for the same quarter last year. That is a 20% increase and there were two major reasons for the change. One was higher interest rates on our client balances, which positively impacted EPS by $0.06 while lower trades per day and lower commission rates negatively impacted EPS by $0.03.

So let me give you some detailed color on the quarter starting with revenues. Our net revenues have increased from the same quarter last year by 14 million or 6.5% from 220 million to 234 million. The two primary drivers were an increase in net interest revenues of 36 million or 57% from 63 million to 99 million. And that is in contrast to a 15% decline in trades per day which resulted in a decline in commission income of 23 million from 136 million to 113 million.

So as a result over the past year, we have seen a significant shift in the source of our revenues. In the same quarter last year, Ameritrade derived 29% of net revenues from net interest; however, this past quarter 42% came from net interest.

Let me give you some more color on the revenue changes starting with commission income. And as expected due to the reduction of our options contract pricing that went into effect April 1, the commission rate declined to $12.72 per trade from $13.43 per trade in the same quarter last year. That accounted for 6 million of the $23 million decrease in commission expense with the balance caused by lower trades per day.

With regard to net interest income of the $66 million change in interest revenue, 23 million came for our securities lending business. Offsetting interest revenue is brokerage interest expense, which grew by 30 million, of which 20 million came from our securities lending business.

So in summary, net interest revenue grew by 36 million and is comprised of three things. Margin loans plus segregated cash balances earned an extra 42 million. The net of Ameritrade security lending business earned an extra 3 million, and both of which were offset by an increase in interest paid on client credits of 10 million.

With regard to margin loans, the interest for margin loans increased 7 million. This was primarily due to increases in margin rates but was partially offset by a decline in the average margin loans from 3.6 billion in the same quarter last year to 3.4 billion this quarter. So average margin loans were slightly below our guidance by 100 million and the average margin rate earned was slightly above our guidance by 4 basis points.

Turning to segregated cash, the interest earned on segregated cash increased by 35 million over the same quarter last year and was almost entirely due to rates changes. The average rate earned increased from 1% to 2.8%, which was 5 basis points lower than we expected in our guidance as we slightly overestimate the impacted of rising repo rates this quarter. The average SEG (ph) cash balances increased from about 7.5 billion in the same quarter last year to 7.6 billion this quarter.

With regard to client credits, the average client credit balances increased slightly from 9.1 billion in the same quarter last year to 9.3 billion this quarter. Virtually all the $10 million increase in interest expense came from increases in interest rates paid to our clients.

With regard to securities lending, as I mentioned earlier interest revenue earned and interest expense paid on our securities lending business increased over the same quarter last year by 23 and $20 million respectively; so the net result is $3 million of additional income which came from lending hard-to-locate stocks. The conduit or the matchbook business was flat year-over-year. And then other revenue was up $1 million primarily due to additional fees.

Looking at the sequential quarter when comparing the June quarter to the March quarter, net revenues were up 2 million or 1%. Commission revenue declined 15 million or 12%. That was primarily due to 28,000 less trades per day and a decrease of $0.71 in the commission per trade due to the changes in the options contract pricing. Now net interest income was up 13 million or 15% and net interest income increased due to seven more interest days. And higher interest rates earned on client balances were partially offset by declines in the client balances. And then other income was up 4 million and that was primarily due to higher fees for reorgs, solicitation and tender fees.

Let’s turn to expenses. And the expenses before advertising for the June quarter a year ago were 91 million. The variable expenses related to the lower trading activity in the current quarter would have resulted in the current quarter being 88 million; however in the June quarter, the expenses before advertising came in at 90 million. The $2 million difference is primarily due to the write-off of the Jersey City lease that we mentioned during our last call, which was reported this quarter.

Now when looking at the outlook statement, there are two items that were outside of our guidance. Communications was below guidance due to favorable results of recent telephone contract negotiations. Legal and professional fees were lower than anticipated and that is because we postponed some marketing programs. And then there is one other item that I would like to note. We incurred and capitalized about 3 million of expenses related to the proposed TD transaction this quarter.

Now let me walk you through our liquid assets change beginning with June ‘04 where we began with liquid assets of 35 million. We saw increases to liquid assets coming from EBITDA of $0.5 billion, 506 million. We also saw the exercise of stock options for another 16 million and a reduction in net capital funding requirements of 50 million. We then used liquid assets to buy back stock for 112 million, some M&A activity of 26 million. We paid Uncle Sam 169 million. And finally we saw a decrease in our working capital of 29 million. So that left us with 271 million of liquid assets at the end of this quarter, which include cash, cash equivalents at the holding company of 62 million, short-term investments also at the holding company of 20 million, and then excess capital to broker-dealer of 189 million.

Now the Datek deferred tax liability that we excluded from liquid assets last quarter is back in our calculation as we resolved with our regulators that it can be included as part of our net capital.

Turning now to the outlook statement. With our third quarter completed, we have tightened our guidance for 2005 to range from $0.75 to $0.80 but we are reaffirming the September quarter range of $0.18 to $0.23. We are estimating we can earn the same $0.18 that we earned in the June quarter, however we have adjusted for two things. The first is we expect the recent Fed increases to positively impact the remaining September quarter by $0.02. Second, we have lowered activity rates based on recent trading levels and seasonality. So in the September quarter we expect activity rates to range from 3 to 4%, decreasing EPS by $0.02.

So that means at the low end of our guidance of $0.75, shareholders would see a 17% increase in EPS year-over-year and at the high end, it would be a 25% increase in EPS year-over-year. So as Joe mentioned, Ameritrade is on track to achieve our third year in a row of record EPS.

Now we will provide you with guidance for our fiscal year 2006 during our earnings call in October. However, there were several questions when we announced the TD Waterhouse acquisition and we thought it would be a good opportunity to go through some of the EPS assumptions. Let me give you a little more color on how we look at those assumptions using the current information from the last 12 months ended June.

Let me start with a comment I presented at the announcement of the deal of $0.66 of EPS for the last 12 months ended March and that was adjusted for the sale of Canada. So what we do is we drop the June 2004 quarter but add the June 2005 quarter and that adds $0.03. That gets you to the last 12 months ended June of $0.69. We then retroactively apply all the Fed increases and the commission rate decreases to the last 12 months and we pick up $0.12. We then add the full year effect of net new accounts acquired over the last 12 months and that adds $0.03.

We then assume that the deal closes and there are three effects. The first one is there will be dilution from the TD earnings and the issuance of additional shares and that will negatively impact EPS by $0.18. We then assume that there would be attrition; we would amortize the intangible and incur interest on our debt, and that would be negative $0.19 of EPS. We would then realize, we assume we would realize 40% of the gross synergies in the first year for $0.23. Now all of this assumes no growth in trades per account or client balances or interest rates or new accounts. And with regard to new accounts, that is in spite of an estimated spend of 123 million in advertising. So that would then get us to $0.70 of EPS.

We then add the next two years of synergies realized, so that would be 50% more in the second year and then the remaining 10% in year three, and that gets us to $1.04. Again, this all assumes zero growth in the business.

Several of you have also asked for additional information regarding the TD Waterhouse U.S.A. and TD is in the process of preparing this information and it will be filed in conjunction with the proxy statement later this summer.

So at this point, operator, I would like to turn the call over to people asking questions.

Q U E S T I O N   A N D   A N S W E R

Operator

(OPERATOR INSTRUCTIONS) Scott Patrick, Morgan Stanley.

Scott Patrick - Morgan Stanley — Analyst

At this point can you give us a little bit more color on — you talked — you referred in your prepared comments about the segmentation strategy and so on. Can you give us a little bit more color on how you are approaching that though process with the TD integration?

Joe Moglia - Ameritrade Holding Corp. — CEO

The way we were approaching it prior to TD Waterhouse was take a look at the market in general; take a look at our clients specifically; take a look at where we felt the greatest opportunities were; work on that hard internally and then try to create the appropriate value proposition, which is a combination for us of our pricing, what kind of products, and what kind of service do you indeed want to be able to provide a particular client base. Or a particular segment of the client base.

As we add TD Waterhouse to the mix where we have been very proficient in the active trader space, they have been very proficient in the long-term investor space in asset gathering and the advisory space. So for us it is a matter of being able to look at those segments again not as a company that is trying to be a participant in that area, but as a company that already has an established footprint in those particular segments. So that is basically the way we are looking at it.

Scott Patrick - Morgan Stanley — Analyst

Okay. And do you think that among your current client base there is enough of a demand for the long-term product or is that more about how you leverage your platform going forward in bringing in new clients?

Joe Moglia - Ameritrade Holding Corp. — CEO

It’s a combination of both, Scott. We do probably 70% or so of our clients’ equity transactions but we only have around 25% of their assets. So they clearly have the bulk of their assets away from Ameritrade. We think in many places in full-service firms and we think most of those assets are long-term oriented. So we think internally there is a significant opportunity and a need on the part of our client base as well.

But it is also as we have talked on this call before, I think the single biggest market opportunity in the country. When you look at the mass affluent in the United States, you are looking at 37 million households with 100,000 to $1 million in investable assets, that’s $12 trillion in aggregate assets and I think a good portion of those assets are long-term. So we look at it both a way to do a better job for our current accounts and a way to improve our prospects coming in the door over time.

Scott Patrick - Morgan Stanley — Analyst

Okay, and you had talked about looking at market share statistics over time and over the last few quarters you have either had kind of a flat to down or down qualified accounts. Clearly the market environment has been very challenging. Can you read into it in terms of competitive pressure or what do you read into it?

Joe Moglia - Ameritrade Holding Corp. — CEO

I think it is a combination of all those things. Granted that the market has been somewhat challenging but frankly internally we don’t want to use that as an excuse. We are not happy with the growth that we have seen with regards to our qualified accounts and especially as we move more toward an asset gatherer, I said on the last call that the amount of assets we’re bringing in the door is very, very important to us. So I think it does go back then to part of competitive pressure that existed in the marketplace.

Pricing though, I don’t believe is all of that. That our research demonstrates that pricing is not the number one reason why someone might leave or why someone might wind up coming in. Consequently from our perspective at least, we think that ultimately our solution is going to be a well thought out planned segmentation (ph) strategy and that is how we are going to approach that. And as I said earlier, the TD Waterhouse acquisition will only enhance our ability to try to do that. We are concerned about that as well.

Scott Patrick - Morgan Stanley — Analyst

Okay. Just one final question. Can you provide any color on Ricketts family’s plans to participate in the tender?

Joe Moglia - Ameritrade Holding Corp. — CEO

The Ricketts family I don’t believe have made that decision yet and so there’s not much to say about that at this point in time.

Scott Patrick - Morgan Stanley — Analyst

Okay, thank you.

Operator

Howard Chen, CSFB.

Howard Chen - Credit Suisse First Boston — Analyst

Randy, on the commission for trade decline, quarter-to-quarter, I realized that you mentioned a big part of that commission decline was driven by the effect of the options fee cut in April 1. But your second quarter I remember you saying also had nice resilience in payment for order flow. So can you help us frame how much of the quarter-to-quarter decline in the commission for trade was driven by the options fee cut versus payment for order flow?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

We have not disclosed that in many quarters because it is such a minor part of our revenue. So I would like to not break with that, but there was some minor impact.

Howard Chen - Credit Suisse First Boston — Analyst

Okay. And then going forward, your — the guidance still doesn’t factor in much resilience in payment for order flow, correct, just qualitatively?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

That is correct.

Howard Chen - Credit Suisse First Boston — Analyst

And then another minor one. On the share count this quarter, I realized you guys had a really busy quarter, but just curious if there were any opportunities to buy back stock in the early part? And I assume the pickup in the share count was driven by just stock price appreciation?

Joe Moglia - Ameritrade Holding Corp. — CEO

Howard, we were not able to buy. We were restricted. We were not able to buy back any of our own stock.

Howard Chen - Credit Suisse First Boston — Analyst

For the whole quarter pretty much?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

Correct. But don’t forget we had people exercise options so that of course increased the number.

Howard Chen - Credit Suisse First Boston — Analyst

Okay, great. Thanks so much.

Operator

Herr, KBW.

Richard Herr - Keefe, Bruyette & Woods — Analyst

Nice quarter. Just a quick question on the payment for order flow. I think at least one options exchange has come out and said that they’re going to examine or they’re going to go to trading options in pennies. How do you think that is going to affect the payment for order flow on your end?

Joe Moglia - Ameritrade Holding Corp. — CEO

I think no matter how you cut it, our flow was always going to represent good value in the marketplace. Our flow was always going to be in significant demand in the marketplace and down the road we’ve talked about this a little bit before. Payment for order flow I think may very well ultimately exist in a different form. But payment for order flow one way or the other I think will still be there. But as to ultimately what’s going to happen, we don’t know.

Richard Herr - Keefe, Bruyette & Woods — Analyst

That’s helpful. What do you think about — TD’s obviously on the front burner but how are you thinking about — and I know you touched on this a little bit last month — but how are you thinking about some other acquisitions? Obviously you’re probably not going to be buying back stock for the next months, just maintaining capital and swallowing TD, but how do you think about further acquisitions in the future? Are there any other types of businesses out there that might give you an extension into other asset classes you’re not currently represented in?

Joe Moglia - Ameritrade Holding Corp. — CEO

Rich, we don’t specifically look at it along the line of asset classes. We really do focus on is this something that our clients would be interested in? Would it benefit our clients long-term? Then on the other side, is it something where strategically and financially the numbers and the focus and the direction and all make sense? If those things work for us, then we aggressively try to get that opportunity done one way or another. If they don’t work for us, we frankly kill it and move on to something that might. But that would be more the way we would approach that.

Richard Herr - Keefe, Bruyette & Woods — Analyst

Okay, understood. Lastly on June, it looked like up 7.5% from May. Anything in particularly you could point to that caused the little bit of a growth spurt there?

Joe Moglia - Ameritrade Holding Corp. — CEO

I don’t know if there was anything other than that the markets were a little bit better. There was some better economic data. But I am not sure that our numbers significantly are different from the types of numbers you’re probably seeing in the rest of the street.

Richard Herr - Keefe, Bruyette & Woods — Analyst

Sure, thanks a lot.

Operator

Rich Repetto, Sandler O’Neill.

Rich Repetto - Sandler O’Neill — Analyst

First question is for Randy. In the coming quarter I guess for your fourth fiscal but the margin loan rate in the outlook statement looks like it goes up by about 100 basis points. I was wondering if we — I know there’s the impact of that increases but did we get a price increase on the margin lending side?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

That is exactly right. I probably should have mentioned that in my remarks. That is a good observation. Yes, that was conscious on our part.

Rich Repetto - Sandler O’Neill — Analyst

Okay, thanks. And what was the amount of the Datek excess broker-dealer capital that you mentioned as well?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

That was on the deferred tax liability and that was about 80 million.

Rich Repetto - Sandler O’Neill — Analyst

Okay, so that actually helps the cash, the liquid cash by 80 million — that’s a positive 80 million?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

Yes. In other words, that would be money that we could take out of broker-dealer, yes.

Rich Repetto - Sandler O’Neill — Analyst

Okay and then one other question for Randy. Just on your calculations which is very helpful in the synergies and sort of the pro forma numbers, you used $0.70 for the last 12 months I think? Did you — and then you said $1.04 for year three? Is that correct?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

Yes.

Rich Repetto - Sandler O’Neill — Analyst

Do you have the interim year two number?

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

We have both columns. So the second year you would add $0.28 and the third year would be $0.06. So the $0.28 would be 50% of the gross synergies and then the $0.06 would be roughly 10% at 5 78 (ph) — so — does that make sense?

Rich Repetto - Sandler O’Neill — Analyst

Yes, I just went to the web and I can’t see this (multiple speakers).

Randy MacDonald - Ameritrade Holding Corp. — EVP and CFO

What we did is we had separate bars for each of the three years of synergies so the first one was 23; the second one was 28; the third one was $0.06. So if you add up all the columns except for where I retroactively applied the rates and the commissions, that is the same $0.92 that I presented when we did the announcement. So the only thing I have done is I have laid out in a more specific way the $0.92, and then retroactively applied the rates to the last 12 months and added the effect of having the full year of new accounts over the last 12 months as well. And (multiple speakers) those accounts will be here for the entire year next year.

Rich Repetto - Sandler O’Neill — Analyst

Got it. Joe, a couple questions. Post the merger announcement, two questions. Any further — I know Randy has broken down the numbers. You went a little bit more insight into the financial numbers but any insights post merger announcements in regards to the integration just qualitatively? That would be one. And the other would be post merger announcement, any other activity from third parties in regards to M&A other than TD?

Joe Moglia - Ameritrade Holding Corp. — CEO

Rich, in terms of question number one, more color on the integration, the answer is no. And I want to remind everybody why we’re doing that and that is when a decision does get made, regardless of the particular area, it is going to affect different people’s lives, careers, etc. How we handle that is very, very important to us and it is critical that we handle all of our people with honest upfront communication as soon as possible and we make sure they are taken care of financially as well. So we want to feel at least that everybody we have internally in the organization will be treated with dignity and with fairness.

Now having said that, we’re not going to give any color. Even in a qualitative area expect if you have a specific question and we can answer that, I would be happy to. Until after that has already been handled internally and we will handle that on our regular calls.

With regards to other M&A activity, again obviously if we were working on something specific now we would not be able to talk about that. But we will continue to move ahead and try to be aggressive where we think an acquisition or a strategic alliance or some sort of merger winds up making sense.

Rich Repetto - Sandler O’Neill — Analyst

So you don’t feel hindered just from a time standpoint — just from the TD integration to do other M&A activities?

Joe Moglia - Ameritrade Holding Corp. — CEO

We recognize that the TD integration is obviously going to be a critical number one priority for us. Having said that, we’re not going to do anything that is going to put that integration in jeopardy but because we have done this seven times already and because frankly we were so affective doing the major one which was the Datek one, we are pretty confident we’re going to be okay with this. So if we get another opportunity that we believe we can do simultaneously or whatever it might be, we would at least very, very seriously look at that.

Rich Repetto - Sandler O’Neill — Analyst

Understood. Very last question is, you talked about or Randy talked about how net interest is making up a bigger portion of the overall revenue at 42%. You see everybody and you have talked about segmentation and going after clients with higher assets. You watched downplaying the percentage of commission revenue of their total E*TRADE has gone to the bank. I guess looking forward and you have had a pretty good crystal ball so far as you roll up a good portion of the industry. Is the industry, the on line brokerage industry, going to a more balanced driven and away from trading activity? Is that something that you’ll continue to see? Is that something that will play a huge role I guess in the TD acquisition?

Joe Moglia - Ameritrade Holding Corp. — CEO

Okay, as you move toward more of an asset gatherer by definition, you will have a greater mix of your revenues come in from fees on your assets. Okay? So we are moving in that direction. But in order to answer your question specifically, the answer is not necessarily. In other words, our job is to be able to maximize the potential of our organization. So as the Fed has tightened, we have adjusted our rates and that has been a benefit to our bottom line. But, for example, if the Fed however, lets say were in an easy mode, it would be a reasonable chance that the market itself would be in more of a rally mode.

If indeed that was the case, what would happen is our activity levels would wind up going up. So I think if our job is to maximize the potential of our organization, what we are moving toward is a better balance of transaction-related revenues as well as fee-based revenues on assets. But I think don’t underestimate, even take a look at some of the full-service firms, the firms that have made such an incredible push to be 100% fee-based. They are nowhere near that.

So, and to have a transaction base model that is balanced with a fee-based one frankly in a good market (indiscernible) is pretty good. So I do think it is a combination of both of those, Rich, and I think a combination of both of those actually works pretty nicely.

Rich Repetto - Sandler O’Neill — Analyst

Got it. That helps a lot.

Operator

At this time there are no further questions. I would like to turn the call back to management for any closing remarks.

Joe Moglia - Ameritrade Holding Corp. — CEO

Folks, once again I appreciate all the questions and the attentiveness we got on our announcement on TD Waterhouse a couple weeks ago. I appreciate you calling in this morning. Enjoy the rest of the summer.

Operator

Ladies and gentlemen (technical difficulty). You may now disconnect.

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Safe Harbor

     The foregoing transcript contains forward-looking statements made by Ameritrade’s management that involve risks and uncertainties. In particular, any projections regarding Ameritrade’s future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity, accounts, stock price or the impact of the proposed TD Waterhouse U.S.A. transaction, as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. Various factors could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks that could cause actual results to differ materially from those described in the forward-looking statements are detailed from time to time in the documents filed by Ameritrade with the Securities and Exchange Commission, including Ameritrade’s most recent form 10-K and 10-Q.

Additional Information and Where to Find It

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

The tender offer for outstanding shares of Ameritrade common stock discussed in the attached document has not commenced. At the time the tender offer is commenced, The Toronto-Dominion Bank and J. Joe Ricketts, if he participates in the tender offer, will file a tender offer statement on Schedule TO with the SEC, and Ameritrade will file a solicitation/recommendation statement on Schedule 14D-9. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that Ameritrade’s security holders should read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Ameritrade’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC in connection with the tender offer) will be available at no charge on the SEC’s web site at www.sec.gov.